EXHIBIT 99.1


         BIGSTRING LAUNCHES VERSION 3.0; ENDS EMAIL "SENDER REGRET" WITH
                     FREE SELF-DESTRUCTING, RECALLABLE EMAIL

Free Email Service Offers Users the Ability to Self-Destruct, Track, Recall, and Remotely Erase or Modify Emails

RED BANK, N.J., June 18, 2007 -- BigString Corporation (OTCBB: BSGC), a free email service that allows senders to recall, destroy or change emails, today announced the launch of BigString 3.0. BigString 3.0 is a patent-pending disruptive technology that will transform the way emails are sent and stored. Not only does it allow users to remotely erase or modify emails sent to any recipient, but it also provides users with four Gigabytes of storage -- two Gigs of email and two Gigs of file storage -- and the new option to make emails non-forwardable.

BigString 3.0 users will have total control over all of their emails ending "sender regret," even after an email is sitting a recipient's inbox. "Sender regret" is the sensation one has after they realize they sent an email in error or with an error that will cause the sender either professional or personal regret. With 3.0, users can choose if they will allow their emails to be forwarded to anyone other than the intended recipient and if they can be printed, regardless of whether an email is sent through the BigString.com website or an email client. New tracking tools enable the sender to know when and how many times their email has been opened and if it has been forwarded. This free email service is available at www.BigString.com.

"With BigString 3.0, everyone from executives to job seekers to college students to online daters will have the luxury of being able to correct and retract emails that may have typos or other errors, or were sent in anger, haste or an altered state -- something that has happened to most email users," said Darin Myman, President and CEO of BigString. "Our service gives the sender total control, so they do not have to worry that their personal videos, photos or messages are being indiscriminately bounced around cyberspace, ending up on Web sites for the whole world to see."

BIGSTRING 3.0 FEATURES
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BigString 3.0 includes the following features:

Non-Forwardable/IP Locking - Senders have the option of specifying that their email is not to be forwarded to anyone other than the intended recipients.

Storage - Two GB of storage on Free Email and Two GB file center storage.

Video Emails - The ability to send free embedded video emails up to 10 minutes in length, a feature not available with most other free email services.

Non-Printable/savable emails - Allows a user to send emails that will be non-printable and/or non-savable, thereby eliminating concerns that the email will be used without the senders' knowledge.

Advanced Email Tracking - Tracking software that will tell you when an email has been opened, how many times it has been opened and if it has been forwarded.

Recallable/erasable email - "Pull an email back" out of a recipient's inbox that has mistakes or was sent to the wrong recipient. A user can also select an email to be erased from a recipient's inbox after a predetermined number of openings. This feature is especially useful for emails that have time-sensitive price quotes, business offers or dated legal material.

Edit Sent Mail - Correct typos and errors or add forgotten attachments after an email has left a user's outbox or update an email that already has been opened in the recipient's inbox.

Self-Destructing/"Mission Impossible" Style Email - Just like in "Mission Impossible", users can send an email that will self-destruct after a set number of seconds or minutes after it was opened.

Masquerading - A user can make BigString emails appear as if it is coming from one of the user's other email accounts.

BigString 3.0 also includes traditional email features, such as: Sticky Notes, Automatic Message Highlighting, Calendar, Advanced Message Sorting and Advanced Spam and Virus Filtering.

For a low monthly fee, BigString offers users the ability to increase their Video Email capabilities and storage capacity. Small businesses can set up their own email system (10 email accounts and up) using the BigString email service and, for a low monthly fee, add video email marketing tools.

About BigString
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BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing and video emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming.

Forward Looking Statements
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Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

Contact:
Robert Zimmerman
Middleberg Communications
(646) 237-0579
rzimmerman@middlebergcommunications.com